Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We have issued our report dated June 22, 2005 accompanying the financial statements of Diversified Optical Products, Inc. as of and for the years ended December 31, 2004 and 2003 appearing in Amendment No. 1 to the Current Report of Form 8-K/A dated May 2, 2005 of Axsys Technologies, Inc. which is contained and is incorporated by reference in this Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus and the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts

August 10, 2005